Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Ascentage Pharma Group International for the registration of its ordinary shares and to the incorporation by reference therein of our report dated April 29, 2026, with respect to the consolidated financial statements of Ascentage Pharma Group International included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

July 17, 2026